UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bitetti, Vincent J.
   776 Emerson Street
   Thousand Oaks, CA  91362
2. Issuer Name and Ticker or Trading Symbol
   Sound Source Interactive, Inc.
   SSII
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   8/96
5. If Amendment, Date of Original (Month/Year)
   8/96
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director (x) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1. Title of Security          2.    3.     4.Securities Acquired (A)         5.Amount of        6.Dir  7.Nature of Indirect
                               Transaction   or Disposed of (D)                Securities         ect    Beneficial Ownership
                                                                               Beneficially       (D)or
                                                                A/             Owned at           Indir
                                Date Code V    Amount           D     Price    End of Month       ect(I)
__________________________________________________________________________________________________________________________________
Common Stock               8/16                                                              D
                           96     S    20,000              D   $3.60     1,234,684(1)
__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
__________________________________________________________________________________________________________________________________
1.Title of Derivative  2.Con-   3.    4.     5.Number of De  6.Date Exer 7.Title and Amount   8.Price 9.Number   10. 11.Nature of
  Security             version  Transaction   rivative Secu  cisable and   of Underlying      of Deri of Deriva  Dir Indirect
                       or Exer                rities Acqui   Expiration    Securities         vative  tive       ect Beneficial
                       cise                   red(A) or Dis  Date(Month/                      Secu    Securities (D) Ownership
                       Price of               posed of(D)    Day/Year)                        rity    Benefi     or
                       Deriva-                               Date  Expir                              ficially   Ind
                       tive                               A/ Exer- ation    Title and Number          Owned at   ire
                       Secu-                              D  cisa- Date     of Shares                 End of     ct
                       rity     Date  Code V   Amount        ble                                      Month      (I)
__________________________________________________________________________________________________________________________________
No changes
__________________________________________________________________________________________________________________________________

Explanation of Responses:
(1) Report has been amended to correct a
mathematical error that appeared in Column 5 of Table 1. There are no amendments to the information originally set forth in Table 2.
SIGNATURE OF REPORTING PERSON
/s/ Vincent J. Bitetti
DATE
2/11/97